Exhibit 99.1

Workhorse Group Reports Full Year 2024 Results

CINCINNATI, March 31, 2025 – Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company focused on pioneering the transition to zero-emission commercial vehicles, today reported financial results for the full year ended December 31, 2024.

Management Commentary

“During the past year, we continued to strengthen and expand our EV portfolio to meet evolving customer needs,” said Workhorse CEO Rick Dauch. “We took a significant step forward last month when Transport Canada approved our W4 CC and W56 models for sale in Canada. This important market was previously not open to us, and we expect to begin deploying demo trucks to Canada in April 2025. Additionally, we rolled out the W56 extended 208-inch wheelbase, which is engineered for increased cargo capacity and designed to tackle the toughest delivery and service routes. It has completed durability testing, simulating over 250,000 highway miles. We have seen positive customer responses to the new truck and have already received a purchase order from a national provider of uniforms and workplace supplies in partnership with Revolv for 13 of the 208-inch wheelbase trucks. We expect to deliver these trucks through our certified dealer, Kingsburg Truck Center (KTS) in Q2 of this year. We are continuing to showcase our high-quality portfolio of EV trucks at leading work truck events and summits, which is resulting in growing fleet interest and demos from prospective customers.”

Mr. Dauch added, “In November, we were awarded a General Services Administration (GSA) contract, which further expands our reach by enabling federal government agencies that desire to purchase our vehicles an easier path to procurement. Our Sourcewell contract lead generation has resulted in W4 CC sales to the City of Tacoma, and we are pursuing additional opportunities building on this momentum. Additionally, we continue to build out our dealer partner and service provider networks, expanding the availability of electric commercial vehicles to specialized fleets. While we advance our strategic priorities, we will continue to make disciplined decisions to preserve our cash and extend our financial runway.”

Mr. Dauch concluded, “We are confident in the value of our high-performing and cost-efficient products and remain optimistic about the long-term market opportunity for the transition to EV technologies in the Class 4-6 work truck segment. We will continue to focus on executing our product roadmap and taking the right steps to create long-term value for our shareholders.”

Recent Strategic & Financial Actions

●	Expanding Electric Vehicle Offerings: Throughout 2024, Workhorse advanced its product roadmap and expanded models of its EV trucks to meet customer needs. In the fourth quarter, the Company launched the W56 208-inch wheelbase truck in both strip chassis and step van variants as a longer-wheelbase version of the initial W56. This new W56 208-inch truck has 1,200 cubic feet of cargo capacity, an increase of 20%, making it an ideal solution for high-volume delivery needs. Development work continues on the reduced range option W56 with140kWh battery capacity.

●	Growing Customer Base: In March 2025, Workhorse secured an order for 13 W56 208-inch wheelbase step vans from a national provider of uniforms and workplace supplies in partnership with Revolv, a leader in full-service fleet electrification solutions. The Company announced this order last year for 178-inch wheelbase trucks; however, based on the performance of the extended wheelbase trucks, the customer decided to shift their complete order to the 208-inch version. Deliveries are expected to begin in Q2 2025. Also in March, KTS was awarded a contract with the California Department of Government Services to supply the Company’s W4 CC and W56 commercial trucks to state agencies. During November, Workhorse secured purchase orders from three parcel delivery independent service providers for its W56 step vans. It also delivered its W56 electric step van to NorthStar Courier, a FedEx Ground Contract Service Provider through Ziegler Truck Group. In February 2025, NorthStar Courier purchased their second W56, this time choosing the extended wheelbase EV step van, demonstrating their satisfaction with the performance, reliability, and efficiency of Workhorse’s initial W56. Workhorse also secured a purchase order in February 2025 for two W4 CC electric work trucks from the City of Tacoma for trash and recycling can switch-outs. The sale marks Workhorse’s entry into the Pacific Northwest, a key region for fleet electrification, facilitated by its certified dealer, The Truck Shop, which services Sourcewell orders.

●	Building Certified Dealer and Service Footprint: In the fourth quarter, Progressive Manufacturing Company (PMC) joined the Company’s growing dealer network. As part of this partnership, PMC signed a purchase order for a Workhorse W56 step van and W4 CC cab chassis, both of which will be used as demonstration units by their contracted sales team.

●	Executing Stables by Workhorse: In 2024, the Company continued to electrify the fleet of trucks being used in the Stables by Workhorse initiative. As of the end of 2024, the electric fleet totaled 13 trucks, including both W750 and W56 models. The team delivered nearly 154,000 packages during the 2024 peak season. The electrification of the fleet provides firsthand data on the real-world benefits and challenges of independent fleet operators experience while executing last-mile delivery operations.

●	Conserving Cash and Reducing Costs: During the fourth quarter the Company continued to take actions to reduce costs and cash use across the organization. Workhorse remains focused on securing purchase orders and driving revenue from customers, while preserving its financial runway.

●	Recent Strategic and Financing Activities: As previously disclosed, in February 2025 Workhorse issued and sold to an institutional investor a convertible note, as well as related warrants, under a securities agreement dated March 15, 2024 in the aggregate principal amount of $35.0 million. The net proceeds of $30.6 million, after original issue discount and related fees and expenses, which are held in a lockbox account and may only be released upon the satisfaction or waiver by the investor of certain conditions, are treated as restricted cash by the Company. As of March 31, 2025 the investor has released $3 million of such proceeds. Additionally, on March 17, 2025, Workhorse undertook a 1-for-12.5 reverse stock split of its authorized shares and issued and outstanding shares of common stock. The reverse stock split is intended to increase the market price of Workhorse’s common stock to regain compliance with the minimum bid price requirement for continued listing on Nasdaq Capital Market. There can be no assurance that the Company will regain such compliance or, if such compliance has been regained, continue to maintain such compliance.

Full Year 2024 Financial Results

Sales, net of returns and allowances, were $6.6 million for the full year 2024 compared to $13.1 million in 2023. The $6.5 million decrease in sales was primarily due to lower W4 CC truck sales compared with the same period a year ago, which was offset by an increase in W56 truck sales, service revenue generated from operating the Company’s Stables by Workhorse route, Drones As A Service before the Aero divestiture, and other service revenue.

Cost of sales for the full year 2024 was $28.2 million, a decrease of $9.5 million compared to $38.4 million in 2023. The decrease in the cost of sales was primarily due to lower W4 CC vehicle sales, partially offset by higher W56 vehicle sales and additional service revenue. The decrease was further driven by cost saving initiatives, including reduced employee costs of $3.0 million, improved inventory management resulting in savings of $4.4 million, lower consulting expenses of $1.5 million, and lower freight expenses of $1.4 million, partially offset by higher depreciation and amortization expenses of $3.1 million.

Selling, general, and administrative (“SG&A”) expenses for the full year 2024 were $42.5 million, a decrease of $13.1 million compared to $55.6 million in 2023. Lower SG&A expenses were primarily driven by a $8.2 million decrease in employee compensation and related expenses due to a lower headcount, a decrease of $2.0 million in consulting expenses, a decrease in legal and professional expenses of $1.7 million, a decrease of $1.2 million in marketing expenses, a decrease in travel and entertainment expenses of $0.8 million, and lower corporate insurance of $0.6 million, partially offset by a $1.1 million increase in depreciation and IT related expenses.

Research and development (“R&D”) expenses for the full year 2024 were $9.1 million, a decrease of $15.3 million compared to $24.5 million in 2023. The decrease in R&D expenses was primarily driven by a $6.9 million decrease in employee compensation and related expenses due to lower headcount, a $4.1 million decrease in prototype expenses related to development expenses for new products which launched in 2023, and a $3.4 million decrease in consulting expenses related to the W56 178-inch wheelbase model, offset by the development of the W56 208-inch wheelbase model and a reduction of other expenses by $0.9 million.

Other loss of $10.0 million for the year ended December 31, 2023 represents the impairment of the Company’s investment in Tropos.

Interest expense, net for the year ended December 31, 2024 was $22.2 million compared to $8.7 million in 2023. The increase was primarily due to an $11.9 million loss on the fair value of the Company’s convertible notes and an increase of $2.0 million of interest expense compared to $1.5 million of interest income in the prior year due to higher cash balances in the previous periods.

During the year ended December 31, 2024, the previously noted institutional investor converted $31.2 million of principle into common stock, and the Company recognized a $2.9 million fair value net loss on conversion in interest expense, net in the Consolidated Statements of Operations.

As of December 31, 2024 the estimated fair value of outstanding warrants totaled $5.8 million. During 2024, the Company recorded $5.8 million fair value net loss in the Consolidated Statements of Operations related to outstanding warrants.

For the years ended December 31, 2024 and 2023, the Company incurred taxable losses and therefore no provision for income tax has been recorded. During both 2024 and 2023, the Company received $0.1 million as a refund from a prior year tax provision.

Net loss for the full year 2024 was $101.8 million compared to a net loss of $123.9 million in 2023.

As of December 31, 2024, the Company had total working capital of $8.2 million, including $4.6 million in cash and cash equivalents, net accounts receivable of $0.5 million, other receivables of $0.5 million, inventory, net of reserves of $41.8 million, and accounts payable of $11.5 million.

2024 Financial Overview

“We took significant cost reduction and other actions throughout 2024 to lower our operating cash burn and executed a financing arrangement with an institutional investor to provide us near term liquidity, as we navigated a weaker than expected demand environment. Looking forward, we continue to focus on seeking additional opportunities to reduce costs and cash use to ensure we have the financial runway to achieve our strategic goals,” said Workhorse CFO Bob Ginnan.

Conference Call

Workhorse management will hold a conference call today, March 31st at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss these results and answer related questions.

U.S. dial-in: 877-407-8289

International dial-in: 201-689-8341

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Workhorse’s website.

A telephonic replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through April 7, 2025.

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Replay ID: 13752385

About Workhorse Group Inc.

Workhorse Group Inc. (Nasdaq: WKHS) is a technology company focused on pioneering the transition to zero-emission commercial vehicles. Workhorse designs and builds its vehicles in the United States at the Workhorse Ranch in Union City, Indiana. The company’s best-in-class vehicles are designed for last-mile delivery, medium-duty operations, and a growing range of specialized applications. For more information, visit www.workhorse.com.

Forward-Looking Statements

The discussions in this press release contain forward-looking statements reflecting our current expectations that involve risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. When used in this Report, the words “anticipate,” “expect,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements about the features, benefits and performance of our products, our ability to introduce new product offerings and increase revenue from existing products, expected expenses including those related to selling and marketing, product development and general and administrative, our beliefs regarding the health and growth of the market for our products, anticipated increase in our customer base, expansion of our products functionalities, expected revenue levels and sources of revenue, expected impact, if any, of legal proceedings, the adequacy of our liquidity and capital resources, including our ability to receive sufficient funding from our existing financing arrangements or from future financings and the expected terms of such financing, and expected growth in business. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained in this press release.

Factors that could cause actual results to differ materially include, but are not limited to: our ability to develop and manufacture our   product portfolio, including the W4 CC, W750, and W56 and other programs; our ability to attract and retain customers for our existing and new products; ongoing and anticipated changes in the U.S. political environment, including those resulting from the new Presidential Administration, control of Congress, and changes to regulatory agencies; the implementation of changes to the existing tariff regime by the new Presidential Administration and measures taken in response to such tariffs by foreign governments; risks associated with obtaining orders and executing upon such orders; the unavailability, reduction, elimination or adverse application of government subsidies and incentives or any challenge to or failure by the federal government, states or other governmental entities to adopt or enforce regulations such as the California Air Resource Board’s Advanced Clean Fleet regulation; changes in attitude toward environmental, social, and governance matters among regulators, investors, and parties with which we do business; supply chain disruptions, including constraints on steel, semiconductors and other material inputs and resulting cost increases impacting our Company, our customers, our suppliers or the industry; our ability to capitalize on opportunities to deliver products to meet customer requirements; our limited operations and need to expand and enhance elements of our production process to fulfill product orders; our general inability to raise additional capital to fund our operations and business plan; our ability to receive sufficient proceeds from our current and any future financing arrangements to meet our immediate liquidity needs and the potential costs, dilution and restrictions resulting from any such financing; our ability to regain compliance with the listing requirements of the Nasdaq Capital Market and otherwise maintain the listing of our securities thereon and the impact of any steps we have taken, including reverse splits of our common stock, or any future steps we may take to regain such compliance, on our operations, stock price and future access to liquidity; our ability to protect our intellectual property; market acceptance of our products; our ability to obtain sufficient liquidity from operations and financing activities to continue as a going concern and, our ability to control our expenses; the effectiveness of our cost control measures and impact such measures could have on our operations, including the effects of furloughing employees; potential competition, including without limitation shifts in technology; volatility in and deterioration of national and international capital markets and economic conditions; global and local business conditions; acts of war (including without limitation the conflicts in Ukraine and the Middle East) and/or terrorism; the prices being charged by our competitors; our inability to retain key members of our management team; our inability to satisfy our customer warranty claims; the outcome of any regulatory or legal proceedings, including with Coulomb Solutions Inc.; our ability to consummate and realize the benefits of a potential sale and leaseback transaction of our Union City Facility; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including under the “Risk Factors” section of our quarterly reports on forms 10-K and 10-Q files with the SEC. Forward looking statements speak only as of the date herein. We expressly disclaim any obligation or revisions to release publicly and update or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Media Contact:

Aaron Palash / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Relations Contact:

Tom Colton and Greg Bradbury

Gateway Group

949-574-3860

WKHS@gateway-grp.com

Workhorse Group Inc.

Consolidated Balance Sheets

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$4,119,938	$25,845,915
Restricted cash	525,000	10,000,000
Accounts receivable, less allowance for credit losses of $309,313 and $190,724 at December 31, 2024 and 2023, respectively	537,536	2,326,774
Other receivable, net	544,436	2,143,435
Inventory, net	41,839,020	45,408,192
Prepaid expenses and other current assets, net	5,865,890	8,101,162
Total current assets	53,431,820	93,825,478
Property, plant and equipment, net	32,976,581	37,876,955
Operating lease right-of-use assets	3,247,548	4,174,800
Financing lease right-of-use assets	4,008,510	5,621,181
Other assets	176,310	176,310
Total Assets	$93,840,769	$141,674,724
Liabilities
Current liabilities:
Accounts payable	$11,509,150	$12,456,272
Accrued liabilities and other	8,731,915	4,862,740
Deferred revenue, current portion	6,350,581	4,714,331
Warranty liability	861,409	1,902,647
Operating lease liability - current portion	984,407	1,012,428
Finance lease liability - current portion	528,023	2,548,184
Warrant liability	5,778,660	5,605,325
Current portion of convertible notes	10,491,792	20,180,100
Total current liabilities	45,235,937	53,282,027
Operating lease liability-long-term	4,295,743	5,280,526
Financing lease liability-long-term	21,165	—
Total Liabilities	49,552,845	58,562,553
Commitments and contingencies
Stockholders’ Equity*
Common stock, par value of $0.001 per share, 36,000,000 shares authorized 3,843,336 and 1,143,924 shares issued and outstanding at December 31, 2024 and 2023, respectively*	3,843	1,143
Additional paid-in capital*	897,642,626	834,679,279
Accumulated deficit	(853,358,544)	(751,568,251)
Total stockholders’ equity	44,287,925	83,112,171
Total Liabilities and Stockholders’ Equity	$93,840,770	$141,674,724

*	Periods presented have been adjusted to reflect the 2024 Reverse stock split (1-for-20) which was effective June 17, 2024 and the 2025 Reverse stock split (1-for-12.5) which was effective March 17, 2025. Additional information regarding the reverse stock split may be found in Note 1 – Summary of Business and Significant Accounting Principles.

Workhorse Group Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2024	2023
Sales, net of returns and allowances	$6,616,358	$13,094,752
Cost of sales	28,842,087	38,350,545
Gross loss	(22,225,729)	(25,255,793)
Operating expenses:
Selling, general and administrative	42,512,129	55,574,740
Research and development	9,149,055	24,467,933
Total operating expenses	51,661,184	80,042,673

Loss from operations	(73,886,913)	(105,298,466)
Interest expense, net	(22,241,781)	(8,731,247)
Fair value gain (loss) on warrants	(5,778,660)	—
Other income (loss)	—	(10,000,000)
Loss before income taxes	(101,907,354)	(124,029,713)
Benefit from income taxes	117,061	110,524
Net loss	$(101,790,29)	$(123,919,189)

Net loss per share of common stock
Basic and Diluted *	$(51.69)	$(149.45)

Weighted average shares used in computing net loss per share of common stock
Basic and Diluted *	1,969,285	829,173

*	Periods presented have been adjusted to reflect the 2024 Reverse stock split (1-for-20) which was effective June 17, 2024 and the 2025 Reverse stock split (1-for-12.5) which was effective March 17, 2025. Additional information regarding the reverse stock split may be found in Note 1 – Summary of Business and Significant Accounting Principles.